UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

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HERITAGE-CRYSTAL CLEAN, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON April 28, 2020

To the Shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held on April 28, 2020, at 9:00 a.m., Central Time. This year we have adopted a virtual format for our Annual Meeting via live audio webcast. You can participate in the virtual Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HCCI2020 by using the 16-digit control number which appears on your Notice of Internet Availability of Proxy Materials and your proxy card. The Annual Meeting will be held for the following purposes:

1.To elect three directors to serve as Class III Board Members for terms of three years;

2.To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2020;

3.To hold an advisory vote on named executive officer compensation for fiscal 2019;

4.To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 2, 2020 are entitled to receive notice of and to vote during the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to participate via the live webcast, we encourage you to vote your shares as soon as possible. Please sign, date, and mail the included proxy card in the envelope provided. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

             Mark DeVita, Chief Financial Officer

             March 19, 2020

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On April 28, 2020.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2019 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Chief Financial Officer

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2020

About the 2020 Annual Meeting

This Proxy Statement is being made available to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use during the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 28, 2020 via live audio webcast for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting. The Notice of Internet Availability with respect to the Annual Meeting is being mailed on or about March 19, 2020 to shareholders of record as of March 2, 2020, and this Proxy Statement and the Annual Report to Shareholders for fiscal 2019 have been made available to you on the Internet on or about March 19, 2020. You may request a physical copy of this Proxy Statement and Annual Report by writing to the Chief Financial Officer of the Company at Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

How Do I Attend the Annual Meeting?

Date and Time. The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, April 28, 2020, at 9:00 a.m. Central Standard Time. There will be no physical meeting location, and the meeting will only be conducted via audio webcast.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Central Standard Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/HCCI2020. You will need your unique 16-digit control number which appears on your Notice and your proxy card.

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 2, 2020 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. On the record date, 23,959,528 shares of common stock were outstanding. Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting "in person."

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote via the audio webcast during the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to participate "in person" via the audio webcast of the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares "in person" via the webcast during the Annual Meeting, and you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.

Quorum. The presence, "in person" or by proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. The ratification of the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for fiscal 2020 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client. All other items being considered at the Annual Meeting are considered non-routine matters. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters, except that non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote. Directors are elected under Proposal 1 by a plurality of all of the votes cast, or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Each of Proposals 2 and Proposal 3 will be approved if holders of a majority of the shares present during the Annual Meeting, or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal. Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of these proposals.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted during the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR all proposals listed in the Notice of Annual Meeting attached to this Proxy Statement. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Such proxies may be revoked by:

•changing your vote using the online voting method described under "How to cast your vote" below, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted;

•filing with the Chief Financial Officer of the Company, during or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Chief Financial Officer of the Company during or before the Annual Meeting;

•voting your shares electronically during the annual meeting.

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: CFO. If you hold your shares in “street name,” you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

“Notice and Access”

The Company has elected to use the "Notice and Access" method of providing your proxy materials via the Internet. This process provides you with a convenient way to access your proxy materials and vote your shares, while also allowing us to conserve natural resources and reduce the costs of printing and shipping the proxy materials to you. On or about March 19, 2020, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials which includes instructions on how to access our proxy statement and our 2019 Annual Report online. The Notice also includes instructions on how to vote via the Internet and how to obtain a paper copy of the proxy materials.

How to cast your vote

•Vote by Internet - www.proxyvote.com
Before the Annual Meeting use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

•Vote by Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

•Vote by Mail
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

•Vote via webcast during the Annual Meeting
During the virtual Annual Meeting, you may vote your shares at www.virtualshareholdermeeting.com/HCCI2020.

Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Other

The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mail, proxies may be solicited personally, over the Internet, or by telephone or facsimile transmission, by directors, officers, or employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is March 19, 2020.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

During the Annual Meeting, our shareholders will vote on the nomination of three directors to be elected as Class III Board Members for three-year terms expiring at the 2023 Annual Meeting. The Board is divided into three classes, denominated as Class I, Class II, and Class III. Members of each class hold office for staggered three-year terms. The terms of the current Class III Board Members expire on the date of the 2020 Annual Meeting. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees. In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2020 Annual Meeting.

The following table sets forth certain information with respect to the three director nominees, each of whom is currently a Class III Board Member.

Name	Age	Principal Occupation and Other Information

Bruce Bruckmann	66	Mr. Bruckmann has served as a director on our Board since 2004. Mr. Bruckmann has been Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Mohawk Industries, Inc., a floor covering manufacturer and H & E Equipment Services, Inc., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as director for three private companies.

		The Board has concluded that Mr. Bruckmann should be a Director of the Company because of his extensive experience in investing in and advising public and private companies. His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	73	Mr. Falcone has served as a director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with the Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director – Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Mr. Falcone is currently Chairman of the Board of Hightowers Petroleum of Cincinnati (Fuels Distribution) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone also serves as Lead Director for the Board of Northwest Refining of Calgary (Oil Sands Project). Lastly, Mr. Falcone serves as a Consultant for Northleaf Capital Partners of Toronto (PE Firm) and represents them on the Boards of companies that NLCP invests in. Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world’s largest and most preeminent diversified oil companies. His expertise is also beneficial to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	72	Mr. Willmschen has served as a director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years’ experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a Director of the Company because of his demonstrated financial experience in the Company’s industry area. His CPA and public accounting experience is also beneficial to the Company and he is a designated financial expert for the Board.

The Board recommends a vote FOR approval of the director nominees.
______________________

The following tables set forth information with respect to our directors who are not up for election at the 2020 Annual Meeting.

Class I Directors - Terms Expire in 2021.

Name	Age	Principal Occupation and Other Information

Fred Fehsenfeld, Jr.	69	Mr. Fehsenfeld has served as a director on our Board since 1999. Mr. Fehsenfeld has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for the Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

		The Board has concluded that Mr. Fehsenfeld should be a Director and Chairman of the Company’s Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders. Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit the Company.

Jim Schumacher	53	Mr. Schumacher has served as a Director on our Board since December 2017. He is currently a principal with GRE Capital, LLC, an Indianapolis-based venture capital firm. Prior to co-founding GRE, he served as President and CEO of Heritage Underground Gasification from the company’s formation in 2009. From 2007 through 2009, he served as Senior Vice President at Mascoma Corporation, a Boston-based VC-backed cellulosic biofuels company. Prior to Mascoma, he was a partner at the law firm DLA Piper in Palo Alto, California where he represented technology companies in M&A, VC investments, capital markets transactions, securities law compliance, and general business counseling.

Mr. Schumacher serves on the board of directors for Codelicious, Inc., and on the Investment Committee of Heron Capital. In addition, he serves on the Board of Directors for The Mind Trust and Second Helpings. He graduated with honors from Indiana University School of Law - Indianapolis and holds a B.A. from Purdue University.

The Board has concluded that Mr. Schumacher should be a Director of the Company because of his extensive experience in investing in and advising public and private companies. Additionally, his broad exposure to entrepreneurial ventures will benefit the Company when acquisition opportunities arise.

Class II Directors - Terms Expire in 2022.

Name	Age	Principal Occupation and Other Information

Brian Recatto	55	Mr. Recatto has served as a director on our Board since July 25, 2012 and had served as Lead Director from February 13, 2016 until February 1, 2017, when he was appointed President and Chief Executive Officer of the Company. Mr. Recatto previously served as President U.S. Operations for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major participant in the crude oil transportation business in the U.S. Gibson purchased OMNI Energy Services, where Mr. Recatto had served since 2007 in various operating and executive positions, in October 2012. In his tenure at OMNI, Mr. Recatto provided in part: environmental and fluid handling services, from 2007, including roles as Vice President and Chief Operating Officer from 2007 to 2008; and as President and Chief Executive Officer since 2008. Mr. Recatto served as President of Charles Holston, Inc., a waste management and environmental cleaning company, from 2004 to 2007. Mr. Recatto has served in various operating and executive positions with Philip Services Corporation, an environmental and industrial services company, from 1997 to 2004, including roles as General Manager of Gulf Coast Waste Operations from 1997 to 1999, Senior Vice President, By-Products Services Group from 1999 to 2002 and President, Industrial Services Division from 2002 to 2004. Mr. Recatto also served as President of Meklo, Inc., an industrial waste management company from 1991 to 1997; Founder of Emras, Inc., an environmental consulting firm from 1990 to 1991; and Director of Sales and Marketing for Marine Shale Processors, Inc., a hazardous waste disposal facility from 1987 to 1990. Mr. Recatto holds a Bachelor of Science in Finance degree from Louisiana State University.

		The Board has concluded that Mr. Recatto should be a Director of the Company due to his position as Chief Executive Officer of the Company and due to his significant executive experience in environmental waste handling services with a variety of companies coupled with his role as President and Chief Executive Officer.

Charles E. Schalliol	72	Mr. Schalliol has served as a director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004. Mr. Schalliol is also a director of a venture capital fund and several other for profit and not for profit organizations. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

		The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience. His legal experience also benefits the Company.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director nominee. None of our directors are a party to any agreement that would require disclosure pursuant to Stock Market Rule 5250(b)(3) of The NASDAQ Market LLC ("NASDAQ"), where the Company's Common Stock is listed.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2020 for:

•each director and named executive officer;

•each person or entity who is known by us to own beneficially more than 5% of our common stock; and

•all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 2, 2020 through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Directors:
Fred Fehsenfeld, Jr. (2)(3)	1,040,661	4.3%
Bruce Bruckmann	120,470	*
Charles Schalliol	50,376	*
Robert Willmschen, Jr.	47,689	*
Jim Schumacher	15,578	*
Carmine Falcone	1,985	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (1)(2)(3)	5,005,444	20.9%
ArrowMark Colorado Holdings (5)	2,791,021	12.0%
T. Rowe Price Associates, INC. (6)	1,715,877	7.4%
Fehsenfeld Family Trusts (1)(2)(3)	1,540,959	6.4%

Named Executive Officers:
Brian Recatto (4)	510,174	2.1%
Mark DeVita	85,939	*
Ellie Bruce	80,366	*
All directors and executive officers as a group (9 persons) (7)	1,953,238	8.2%
____________

* Less than 1%

(1)	Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of nine trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group listed in the table above, and discussed in footnote (2) below, except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld. In addition, the above amount does not include the 1,540,959 shares of Common Stock held by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is a co-trustee, as discussed further in footnote (3) below. The address of this shareholder is 5400 West 86th Street, Indianapolis, Indiana 46268.

(2)	Based on a Schedule 13G/A filed with the SEC on February 3, 2015. The Heritage Group is a general partnership formed under the laws of the State of Indiana. As discussed below in footnote (3), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group. None of the shares held by the Fehsenfeld Family Trusts are included in the shares as being beneficially owned by The Heritage Group or by Fred Fehsenfeld as discussed in footnote (1) above, and footnote (3) below. We have been advised that nine trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The nine trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Megan Arlinghaus, Clare Stoner Fehsenfeld, Geoff Dillon, Amy M. Schumacher, and Jeffrey A. Laborsky. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

(3)	The Fehsenfeld Family Trusts consist of 29 trusts that collectively own all of the outstanding general partner interests in The Heritage Group as well as two other trusts established for the benefit of certain members of the Fehsenfeld family. We have been advised that six trustees hold the voting rights to these shares. The six trustees are Fred M. Fehsenfeld, Jr., Amy M. Schumacher, Sara Morris, Katie Dillion, Fred M. Fehsenfeld III, and Courtney Fehsenfeld. None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares as being beneficially owned by the Fehsenfeld Family Trusts. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein. The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana 46268. See footnotes (1) and (2) above.

(4)	Includes grant of 500,000 shares of restricted common stock subject to certain performance criteria. (see "Agreements with Mr. Recatto") of which 125,000 shares have vested.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2020. The address of this shareholder is 100 Fillmore Street, Suite 325, Denver, Co 80206.

(6)	Based on Schedule 13G filed with the SEC on February 14, 2020. The address of this shareholder is 100 East Pratt Street, Baltimore, MD 21289.

(7)	Does not include shares held by The Heritage Group and the Fehsenfeld Family Trusts described in footnotes (1), (2) and (3) above.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of seven directors. Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating and governance committee”). Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors. In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”), the SEC, and other factors it may deem relevant. The Board of Directors has determined that each of the following directors is independent under Nasdaq listing standards: Bruce Bruckmann, Carmine Falcone, Charles E. Schalliol, and Robert W. Willmschen, Jr.

Board Meetings

The Board of Directors met five times during fiscal 2019. Each director attended at least 75% of all Board and applicable committee meetings held during fiscal 2019.

The Audit Committee

The audit committee met five times in fiscal 2019. The audit committee's responsibilities include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy, and results of the audit; making inquiries as to the adequacy of our accounting, financial, and operating controls; and reviewing all material related party transactions. Mr. Willmschen is the Chair, and Messrs. Falcone and Schalliol are the other members of the audit committee. The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC. In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC. All members of the audit committee are financially literate. The audit committee charter is available on our website. See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met five times during fiscal 2019. Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee. All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee's responsibilities include, among other duties, the responsibility to:

•review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation. The compensation and performance of the Chief Executive Officer (CEO) is also then reviewed with and subject to approval by the Board;

•administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2019 Incentive Award Plan (the "2019 Plan");

•review succession plans concerning positions held by executive officers; and

•recommend to the Board the compensation for Board members; and

•retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, in its sole discretion, but only after taking into consideration factors relevant to the adviser's independence from management as specified under Nasdaq listing standards. The compensation committee shall be directly responsible for the appointment, compensation, and oversight of the work of any adviser retained by the Committee, and shall have sole authority to approve the adviser's fees and other terms and conditions of the adviser's retention.

The compensation committee charter is available on our website. See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Compensation Discussion and Analysis" below.

The Nominating and Governance Committee

The nominating and governance committee met one time during fiscal 2019. Mr. Falcone is the Chair, and Messrs. Willmschen and Schalliol are the other members of the nominating and governance committee. All the members of the nominating and governance committee are independent, and were independent during their tenure as members of the nominating and governance committee, in accordance with Nasdaq listing standards. The role of the nominating and governance committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually. The nominating and governance committee charter is available both on our website and in print. See "Availability of Certain Documents."

Annual Meeting Attendance Policy

We expect all Board members to attend the annual meeting of shareholders, but from time to time other commitments may prevent all directors from attending each meeting. All of our directors attended our annual meeting of shareholders in fiscal 2019.

 Compensation Committee Interlocks and Insider Participation

During fiscal 2019, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer. No member of the compensation committee was an officer or employee of the Company during fiscal 2019, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating and governance committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The nominating and governance committee considers recommendations of potential candidates from current directors, management, and shareholders. Shareholders' nominations for directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the nominating and governance committee to assess his or her qualifications.

For consideration at the 2021 Annual Meeting, director nominations must be delivered to the Chief Financial Officer of the Company no later than the close of business on January 28, 2021, but no earlier than the close of business on December 29, 2020.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations. Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company's books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (including those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect.

The Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise. The nominating and governance committee has adopted a Director Qualification Policy which establishes guidelines for the committee on the process of evaluating the appointment of new members to the Board of Directors. The policy states that the Company’s nonemployee directors should possess attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional, and/or managerial backgrounds and experience, and other relevant considerations. Nominees for director shall also be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties. Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director. The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources. The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations. These general criteria are reviewed annually by the nominating and governance committee and the Board to ensure they remain pertinent and robust. The policy on Director Qualification is available on our website at www.crystal-clean.com under “Investor Relations” and “Corporate Governance.” See “Availability of Certain Documents.”

As provided in its charter, the nominating and governance committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and in evaluating the background and qualifications of those candidates. Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating and governance committee with respect to the non-management directors c/o Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Chief Financial Officer to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances. However, any director may at any time request the Chief Financial Officer to forward any and all communications received by the Chief Financial Officer but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters. The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance." See "Availability of Certain Documents."

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees. The Code of Business Conduct and Ethics defines each individual's obligations when representing the Company. Our Code of Business Conduct and Ethics is available both on the Company's website and in print upon request.  See "Availability of Certain Documents."

Board Leadership Structure, and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company and creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and its shareholders. Mr. Recatto served as Lead Director in fiscal 2016, but resigned that position on January 31, 2017 in connection with his appointment as President and Chief Executive Officer of the Company.

        We have established an enterprise risk management committee composed of six members of senior management. The goal of the enterprise risk management committee is to continually evaluate the risks of the business, including operational, financial, legal and regulatory, and strategic and reputational risks, in order to ensure potential exposure is addressed in a timely manner. The committee meets four times per year and provides regular updates to the Audit Committee on areas of material risk to the Company. The Audit Committee receives reports from the enterprise risk management committee to enable it to understand our risk identification, risk management, and risk mitigation strategies. The Audit Committee may periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability. At times, another committee may receive updated reports concerning risks to the Company.

Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. We have reviewed our compensation policies and practices for our employees, and we do not believe such policies and practices encourage individuals to take unreasonable risks, and we have determined that any risks arising from the compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our nominating and governance committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, at their discretion they may inform the entire Board of Directors of significant risks through committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to our formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.

Stock Ownership or Anti-Hedging Policy

We do not have any equity or other security ownership guidelines, or anti-hedging policy. Employees, Directors and Officers can engage in hedging.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders. Our philosophy is to keep the executive officer compensation program well-defined and easily understood and to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry. Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience supplemented with the engagement from time to time of outside consultants.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2019 compensation of Brian Recatto, our President, Chief Executive Officer (CEO); Mark DeVita, our Chief Financial Officer; Ellie Bruce, our Vice President of Business Management and Marketing, and John Lucks, former Senior Vice President of Sales and Marketing. These officers constituted our “named executive officers” who served during all or part of fiscal 2019. Further details relating to the compensation paid to our named executive officers in fiscal 2019 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it. Mr. Lucks retired from the Company effective February 1, 2019.

Compensation Committee

The compensation committee determines and approves the compensation of our executive officers. The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair. The compensation committee had five meetings in fiscal 2019. Certain members of the compensation committee also met with senior management to evaluate the performance of management. Mr. Recatto, our President and CEO, participated in compensation committee meetings when serving as President and Chief Executive Officer, other than when his compensation was discussed, to provide an assessment of the performance of each named executive officer and other senior management and to provide recommendations of compensation. Once the compensation committee determined Mr. Recatto's compensation for fiscal 2019, Mr. Recatto had the opportunity to discuss his compensation with the compensation committee.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval. The compensation committee did not use consultants in determining 2019 compensation. To establish compensation for each named executive officer, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members and our CEO, regarding the compensation standards in the industry in which the Company operates.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers. Each executive's individual experience, responsibilities, and performance are also taken into consideration. Base salary also takes total compensation into consideration to ensure that our philosophy regarding overall compensation is maintained. The base pay component of compensation is reviewed annually by the compensation committee. The compensation committee generally bases salary increases on the growth and performance of the Company, individual job performance, and the Company's objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective." The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee's assessment of what form of compensation will more effectively motivate the performance of each named executive officer to generate growth of the Company.

Non-Equity Incentive Plan Compensation

 Under the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees. Each annual incentive award will be paid based on a percentage of base salary for each executive officer for a performance period. Typically, the performance period is our fiscal year. The compensation committee will establish a target bonus amount to each designated participant for each performance period as a percentage of his or her base pay and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee. In no event may the target as a percentage of base pay for a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way after it has been allocated, but such portion may be decreased by the compensation committee.

In fiscal 2019, the compensation committee set target cash bonuses as a percentage of each executive officer's base pay. The compensation committee determined that bonuses under the 2019 Annual Incentive Plan should be based upon personal success targets as well as a percentage tied to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) of the Company after adjusting for non-cash compensation expense.

	Threshold	Target	Maximum
EBITDA	40.5	53.1	59.6
Award Payout (Percentage of Target)	5%	100%	150%
In fiscal 2019, the compensation committee allocated 2019 Annual Incentive Plan bonuses based upon the following target percentages of base pay to the named executive officers: 45% to Mark DeVita, and 45% to Ellie Bruce. The Company did not achieve 5% of its EBITDA targeted goal in 2019 as the Company's EBITDA before non-cash compensation was $35.1 million and therefore, no bonuses were awarded based on the targeted percentages determined by the compensation committee in fiscal 2019. The compensation committee did however award bonuses to the named executive officers equal to 90% of the cash targeted amount of the 2019 plan by considering other non-cash charges taken in fiscal 2019 that were considered non-core to business operations. No 2019 Annual Incentive Plan bonus was awarded to Brian Recatto based on his employment agreement.

The following table sets forth the EBITDA target allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers for fiscal 2018 and fiscal 2019:

	Fiscal 2018 Non-discretionary Percentage of Employee's Base Pay	Total Annual Incentive Bonus Fiscal 2018		Fiscal 2019 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2019 Annual Incentive Bonus
			Other(1)		Threshold	Target	Maximum	Actual	Other(2)
Brian Recatto	N/A	N/A	N/A	N/A	$—	$—	$—	$—	$—
Mark DeVita	75%	$—	$45,491	75%	$—	$101,367	$152,050	$—	$91,230
Ellie Bruce	50%	$—	$25,875	50%	$—	$61,031	$91,547	$—	$54,928
John Lucks	40%	$—	$30,185	N/A	$—	$—	$—	$—	$—
(1) Reflects discretionary bonuses at 46% the cash targeted amount of the 2018 Plan.
(2) Reflects discretionary bonuses at 90% the cash targeted amount of the 2019 Plan.

In addition to the portion of the 2019 Annual Incentive bonus based on EBTIDA targets, the compensation committee allocated part of the Annual Incentive Plan bonuses based on the achievement of personal strategic business goals. These personal success awards were intended to incentivize executive officers to focus on specific business objectives that are critical to the individual’s role at the Company. Achievement of personal success award targets range from 5% to 150% of target. The following table sets forth the personal success target allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers for service performed in fiscal 2019:

	Fiscal 2019 Non-discretionary Percentage of Employee's Base Pay	Fiscal 2019 Annual Incentive Bonus
		Threshold	Target	Maximum	Actual
Brian Recatto	N/A	$—	$—	$—	$—
John Lucks	N/A	$—	$—	$—	$—
Mark DeVita	25%	$—	$33,789	$50,683	$33,652
Ellie Bruce	50%	$—	$61,031	$91,547	$61,031

The fiscal 2019 personal success award goals for each executive officer are summarized as follows:

•Mr. DeVita: implement purchase order system, and improve IT customer satisfaction.

•Ms. Bruce: achieve budgeted product sales targets, improve spread management, and increase used oil volume.

        In February 2020, the compensation committee established incentive targets for fiscal 2020. The compensation committee determined that the aggregate amount of the 2020 Annual Incentive Plan will be awarded to eligible named executive officers on a sliding scale based upon certain personal success targets, and EBITDA performance goals after adjusting for non-cash compensation expense.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership. We offer annual grants of equity to our executive officers under our 2019 Incentive Plan. We do not have any formal policy with respect to allocations between stock options and restricted stock awards. We believe that stock options and restricted stock awards align employees' interests with stockholders. As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our Company. We have encouraged employees to purchase equity interests in our Company, and we determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews. We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate, and retain qualified and talented executives.

        For the 2019 Long-Term Incentive Plan award (the “2019 LTIP”), the compensation committee allocated a pool for granting stock awards based on the fair market value of the awards on the date of grant. Based on the fair market value of the Company's common stock on the date of grant, the actual shares awarded under the 2019 LTIP would change, but the pool would remain a set dollar amount based on the financial performance of the Company in fiscal 2019.

During the first quarter of fiscal 2019, the compensation committee set targets for the fiscal 2019 LTIP, and each LTIP participant was given a target amount of the pool as a percentage of his or her base pay. The long-term incentive award targets were based upon the Company's business plan for EBITDA of the Company after adjusting for non-cash compensation expense. The compensation committee allocated the following LTIP bonus amounts based upon target percentages of base salary for the named executive officers: 100% to Brian Recatto, 45% to Mark DeVita, and 45% to Ellie Bruce. The target percentages of base pay were in-line to those in fiscal 2018.

	Threshold	Target	Maximum
Adjusted EBITDA	40.5	53.1	59.6
Award Payout (Percentage of Target)	5%	100%	150%

In fiscal 2019, the Company's EBITDA before non-cash compensation was $35.1 million which did not meet the minimum threshold for payout of the 2019 LTIP. The compensation committee did however award discretionary restricted stock awards to the named executive officers equal to 90% of the cash targeted amount of the 2019 plan by considering other non-cash charges taken in fiscal 2019 that were considered non-core to business operations.

The following table sets forth the percentage of the 2019 LTIP that was designated to each of the named executive officers compared to certain information from 2018.

	Fiscal 2018 Percentage of Employee's Base Pay	Fiscal 2018 Restricted Stock Awards(1)	Fiscal 2019 Percentage of Employee's Base Pay	Fiscal 2019 Dollar Value of Restricted Shares to be Awarded
				LTIP Threshold	LTIP Target	LTIP Maximum	LTIP Actual	Other(3)
Brian Recatto (2)	100%	$196,075	100%	$—	$436,907	$589,824	$—	$393,216
John Lucks	65%	$—	65%	$—	$—	$—	$—	$—
Mark DeVita	40%	$60,655	45%	$—	$135,155	$202,733	$—	$121,640
Ellie Bruce	45%	$51,750	45%	$—	$122,062	$183,095	$—	$109,856

(1) Reflects discretionary stock awards based on achieving results at 46% of the cash targeted amount of the 2018 LTIP discussed above and which vest in three equal annual increments during the period starting January 1, 2020 and ending January 1, 2022.
(2) Mr. Recatto's shares vest immediately upon grant.
(3) Reflects discretionary stock awards based on achieving results at 90% of the cash targeted amount of the 2019 LTIP discussed above and which vest in three equal annual increments during the period starting January 1, 2021 and ending January 1, 2023.

In February 2020, the compensation committee established incentive targets for fiscal 2020 LTIP. The compensation committee determined that the aggregate amount of 2020 LTIP would be awarded to named executive officers on a sliding scale and be based on certain EBITDA performance goals after adjusting for non-cash compensation expense. Awards granted to the Chief Executive Officer vest immediately upon grant in accordance with the terms of his employment agreement. Awards granted to all other employees vest in three equal annual increments during the period starting January 1, 2022 and ending January 1, 2024.

        Special Incentive Program

As part of a Special Incentive Program (the “SIP”), on April 13, 2018, the Company granted restricted awards to the named executive officers, a portion of which shall vest on April 13, 2022 based on the executive’s continued employment through this date, and a portion of which will vest on April 13, 2022 based on the Company’s level of performance with regard to certain market conditions. The number of shares awarded to each named executive officer is set forth below:

	Grant Date	Target	Maximum
Name

Mark DeVita(1)	4/13/2018	55,416	96,979
Ellie Bruce(1)	4/13/2018	55,416	96,979
(1) Executive officers received 18,470 of employment service shares and 36,946 of target performance shares.

If the participant remains in continuous service with the Company through the last day of the performance period, the participant will be entitled to the number of performance shares, if any, determined to be earned by the participant under the terms and conditions of the SIP. In addition to this requirement, the total number of performance shares earned and vested under the SIP shall be determined by applying the Company’s relative total shareholder return ("TSR") for the performance period as compared to its peer group to one-half of the target number of performance shares per each individual's grant, and applying the Company’s relative TSR for the performance period as compared to the companies in the S&P 600 index to the other half of the target number of performance shares in accordance with the following:

• The first calculation will compare the Company’s TSR relative to the TSR of the companies in its peer group over the performance period.

• The second calculation will compare the Company’s TSR relative to the TSR of the companies in the S&P 600 index over the performance period.

• The peer group will be ranked from highest TSR expressed as the growth rate over the performance period to lowest TSR expressed as the growth rate over that same period

• The number of performance shares earned based on relative TSR shall then be determined as follows: (1) the performance shares payable with respect to one-half of the target shares under this program shall be determined by comparing the Company’s TSR expressed as the growth rate over the performance period to the growth rate in the TSR over that same period by companies in the peer group and based upon the following chart, and (2) the performance shares payable with respect to the other half of the target shares under this program shall be determined by comparing the Company’s TSR expressed as the growth rate over the performance period to the growth rate in the TSR over the same period by the companies in the S&P 600 index and based upon the following chart.

Level of Performance	Company's Percentage Ranking in TSR with Respect to the Group	Performance Shares Earned as Percent of Target
Superior	90th Percentile and above	175%
Target	75th Percentile	100%
Less than target	50th Percentile	50%
Below Threshold	Below 25th Percentile	0%

TSR=	(Ending Stock Price + Dividends Paid)	-1
Beginning Stock Price

For any relative TSR between the 25th and 50th percentiles, 50th and 75th percentiles, or between the 75th and 90th percentiles, the payout percentage of the target shall be interpolated as noted in the chart. Notwithstanding any other provision of the program and in accordance with the terms of the plan, the maximum aggregate payout under this program with respect to performance shares shall not exceed 175% of the total target number of performance shares under this program.

Peer Group Companies

Company	Company	Company
Advanced Disposal Systems	Ecology and Environment	Tennant Company

Aegion	Exponent	TRC Companies

Badger Daylighting	Matrix Service	UniFirst

Biffa plc	Newalta Corp	US Ecology

Casella Waste Systems	Preformed Line Products	Vertex Energy

CECO Environmental	Republic Services	Waste Connections

CIRCOR	Sharps Compliance	Waste Management

Clean Harbors	Stericycle

Covanta Holding Corp	Team

The Compensation Committee used Conduent HR Consulting, LLC compensation consultants regarding the design and implementation of the Special Incentive Program to provide compensation advice, competitive survey data and other reference market information related to trends and competitive practices in executive compensation. The work of the compensation committee did not raise any conflict of interest.

 Employment Agreement of Chief Executive Officer

On December 6, 2016, the Company and Mr. Recatto entered into an Executive Employment Agreement effective February 1, 2017 when he assumed the position of President and Chief Executive Officer. As part of this agreement, Mr. Recatto received a restricted stock award of 500,000 shares of common stock, which vests through January 2021 based primarily on the market price of the common stock of the Company. Of this award, 62,500 shares vested June 10, 2019, and 62,500 shares vested on March 14, 2018. See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Other Employment Agreements of Named Executive Officers

In March 2017, we entered into employment agreements with Mr. DeVita and Ms. Bruce. For a summary of these agreements, see “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees and non-employee directors the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code. Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan. In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus. We may make discretionary contributions to participants' deferred accounts. The plan administrator shall select one or more investment funds that will be used to credit participants' deferral accounts with income and gains and charge deferral accounts with losses, expenses, and distributions. Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant. Payment of the vested portion of a participant's deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years. None of our executive officers are currently participating in the deferred compensation plan.

Retirement of Senior Vice President of Sales and Marketing
On February 1, 2019, Mr. John Lucks, the Company's Senior Vice President of Sales and Marketing, retired from the Company and entered into a Retirement and Release Agreement (the “Retirement Agreement”) with the Company, which contained the following terms:
•the Company will pay Mr. Lucks or any heirs, administrators, representatives, executors, successors and assigns two (2) years of Base Salary; and
•the Company will pay to Mr. Lucks or any heirs, administrators, representatives, executors, successors and assigns any Annual Incentive Plan (AIP) in cash awarded for calendar year 2018, that was payable in 2019.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in its design, but it is not the sole consideration. The Tax Cuts and Jobs Act (TCJA), signed into law December 22, 2017, eliminated the performance-based compensation exception under Section 162(m). However, the TCJA allowed for qualified performance-based compensation payable pursuant to a written binding contract in effect as of January 1, 2018, to be grandfathered into the tax treatment in place prior to the passage of the TCJA. As a result, compensation paid to any of our named executive officers in excess of $1,000,000 on or after January 1, 2018 may, or may not, be deductible under Section 162(m). Section 162(m) did not prevent us from receiving a tax deduction in fiscal 2019 for the compensation paid to our named executive officers. We expense equity awards in accordance with FASB ASC Topic 718.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders will be asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2020 voting results will be disclosed in the proxy statement to be filed in connection with the 2021 annual meeting of shareholders. At the 2019 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation earned by our named executive officers in fiscal 2018, and the compensation committee took this shareholder approval into account when determining fiscal 2019 compensation. The Company has elected to bring this resolution up for shareholder consideration every year.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

              Respectfully submitted,

              Charles E. Schalliol, Chair
              Carmine Falcone, member
              Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 28, 2019, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION
 The following table sets forth the aggregate amounts of compensation earned by the named executive officers during the fiscal years ended December 28, 2019, December 29, 2018, and December 30, 2017, respectively, for services rendered to the Company.
Summary Compensation Table

					Non-Equity	Stock
					Incentive	Option	All
Name and	Fiscal			Stock	Plan	Exercise	Other
Position	Year	Salary	Bonus	Awards	Compensation	Compensation	Compensation	Total
		($)	($)(1)	($)(2)	($)	($)	($)(3)	($)
Brian Recatto,	2019	$436,537	$—	$1,839,597(4)	$—	$—	$24,280(5)	$2,300,414
President and Chief	2018	$415,865	$—	$1,984,385(4)	$—	$—	$38,180(5)	$2,438,430
Executive Officer	2017	$319,038	$150,000	$4,060,010	$—	$—	$102,819(5)	$4,631,867

John Lucks,(6)	2019	$52,463	$—	$365,313	$—	$—	$284,867	$702,643
Senior Vice President	2018	$328,101	$—	$130,435	$128,616	$—	$11,280	$598,432
of Sales and Marketing	2017	$320,098	$—	$312,096	$228,070	$161,284	$11,080	$1,032,628

Mark DeVita,	2019	$300,177	$124,882	$122,436	$—	$21,138	$11,480	$580,113
Chief Financial Officer	2018	$293,020	$—	$1,296,686(7)	$103,456	$—	$11,280	$1,704,442
	2017	$269,527	$—	$161,716	$141,502	$—	$11,080	$583,825

Ellie Bruce,	2019	$270,760	$115,959	$134,240	$—	$—	$11,480	$532,439
Vice President of Business	2018	$250,000	$—	$1,307,039(7)	$96,188	$—	$11,280	$1,664,507
Management and Marketing	2017	$242,833	$—	$163,912	$154,806	$12,386	$11,080	$585,017

(1) The bonuses earned in fiscal 2019 were paid in March 2020.

(2) The values listed, unless otherwise stated, are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Footnote 16 to the Company's Annual Report on Form 10-K for fiscal 2019. Amounts for fiscal 2019 reflect discretionary restricted awards granted on February 21, 2020. Amounts for fiscal 2018 reflect discretionary restricted stock awards granted on February 19, 2019. Amounts for fiscal 2017 reflect discretionary restricted stock awards granted on February 23, 2018. With the exception of Brian Recatto, whose shares vest immediately upon grant date in accordance with the terms of his employment agreement, the restricted stock awards vest in equal annual amounts over a three year period starting the first day of the year following the year in which the award was granted. See "Compensation Discussion & Analysis - Long-term Equity Compensation" for more information regarding these restricted stock awards. The actual value a named executive officer may receive depends on Company performance, and there can be no assurance that the amounts reflected will actually be realized.

(3) In addition to the housing and auto payments described in footnote (5) provided to Mr. Recatto, the compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the "All Other Compensation Table" below.

(4) Includes vesting of 62,500 restricted shares on June 10, 2019, and 62,500 restricted shares on March 14, 2018, respectively, from Mr. Recatto's 500,000 restricted stock award granted as part of his employment agreement. See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

(5) "All Other Compensation" includes $24,000 for auto allowance. 2018 "All Other Compensation" includes $24,000 for auto allowance and $13,900 for housing. 2017 "All Other Compensation" includes $80,658 for housing and $21,904 for auto allowance.

(6) Mr. Lucks retired from the Company on February 1, 2019.

(7) Includes awards granted in April 2018 under the Special Incentive Program discussion above in “Compensation Discussion & Analysis”. The actual value a named executive officer may receive depends in part on the Company’s level of performance with regard to certain service and market conditions, and there can be no assurance that the amounts reflected will actually be realized.

All Other Compensation Table

Name	Year	Company 401(k) Match	Long-term Disability Insurance Premium Payment	Total

Brian Recatto	2019	$—	$280	$280
	2018	$—	$280	$280
	2017	$—	$257	$257

John Lucks	2019	$7,243	$43	$7,286
	2018	$11,000	$280	$11,280
	2017	$10,800	$280	$11,080

Mark DeVita	2019	$11,200	$280	$11,480
	2018	$11,000	$280	$11,280
	2017	$10,800	$280	$11,080

Ellie Bruce	2019	$11,200	$280	$11,480
	2018	$11,000	$280	$11,280
	2017	$10,800	$280	$11,080

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of its employees and the annual compensation of the Chief Executive Officer during fiscal 2019. The table below sets forth the ratio of the annual total compensation of our CEO to that of our median employee for the year ended December 28, 2019.

Annual total compensation of the CEO for fiscal 2019	$2,300,414
Annual total compensation of the median employee for fiscal 2019	$60,697
Ratio of CEO total annual compensation to the annual total compensation of the Company's median employee for fiscal 2019	38:1

This pay ratio is a reasonable estimate calculated in good faith, and in a manner consistent with Item 402(u) of Regulation S-K, based on the Company's payroll and employment records and the methodology described below. The SEC rules for identifying the "median employee" and calculating the pay ratio based on the employee's annual total compensation allow companies to adopt a variety of methodologies to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Because of the departure of a named executive officer, and an increase in the number of employees of the Company, we identified a different median employee from the one used in last year's proxy statement. To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the "median employee," as of December 28, 2019, we chose gross compensation as our consistently applied compensation measure which includes salary, regular and hourly wages, overtime, shift differentials, commissions, bonus and other miscellaneous cash earnings. We then annualized total wages for those employees who commenced work during fiscal 2019 and any employees who were on leave for a portion of 2019. Our total number of active US employees was 1,392. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay. The Compensation Committee did not take into account the CEO pay ratio in setting the compensation of our named executive officers.

Grants of Plan-Based Awards in Fiscal 2019

        The tables below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for performance in fiscal year 2019.

			Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards(1)			Grant Date Fair Value of Other Stock Awards(2)

	Grant Date

Name		Type of Award	Threshold	Target	Maximum	Threshold	Target(3)	Maximum

Brian Recatto	2/19/2020	Restricted Stock	—	—	—	—	$436,907	$589,824	$393,216
		Non-equity incentive bonus	—	—	—	—	—	—	—
Mark DeVita	2/19/2020	Restricted Stock	—	—	—	—	$135,155	$202,733	$121,640
		Non-equity incentive bonus	—	$135,155	$202,733	—	—	—	—
Ellie Bruce	2/19/2020	Restricted Stock	—	—	—	—	$122,062	$183,095	$109,856
		Non-equity incentive bonus	—	$122,062	$183,094	—	—	—	—

(1)	The criteria for meeting the minimum threshold for payout of the 2019 LTIP was not met. The compensation committee did however award discretionary restricted stock awards to the named executive officers equal to 90% of the cash targeted amount of the 2019 LTIP by considering other non-cash charges taken in fiscal 2019 that were considered non-core to business operations.

(2)	Fair value is based on number of shares awarded at the Company's last reported per share sales price on the Nasdaq Stock Market on February 19, 2020.

(3)	Mr. Recatto's shares vest immediately upon grant.

Outstanding Equity Awards at 2019 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 28, 2019.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock Held that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)

Brian Recatto	2/1/2017		375,000(2)	$11,835,000

Mark DeVita	2/21/2017		1,993	$62,899
	2/23/2018		5,298	$167,205
	4/13/2018	(3)	55,416	$1,748,929
	5/6/2019		2,339	$73,819

Ellie Bruce	2/21/2017		2,308	$72,840
	2/23/2018		5,370	$169,477
	4/13/2018	(3)	55,416	$1,748,929
	5/6/2019		1,996	$62,994

(1)	Based on the last per share sales price on the Nasdaq Stock Market of $31.56 on December 28, 2019.

(2)	See "Agreements with Mr. Recatto" below for a description of the vesting schedule for this award. Amount shown is maximum amount if all shares vested on December 28, 2019.

(3)	Restricted stock granted as part of the Special Incentive Program. See “Compensation Discussion & Analysis - Special Incentive Program” for a summary of these awards.

Stock Vested in Fiscal 2019

The following table sets forth the stock awards that vested in fiscal 2019 and the value realized upon vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Name

John Lucks	—	$—	15,502	(2)	$365,313
Mark DeVita	1,199	$21,138	5,321		$122,436
Ellie Bruce	—	$—	5,834		$134,240

(1)	The dollar value realized represents the pre-tax value received upon the vesting of the stock awards. The value received is based upon the last reported per share sales price, $23.01, of the Company's common stock on the Nasdaq Stock Market on the vesting date, January 1, 2019.

(2)	Includes 4,394 shares that automatically vested upon Mr. Luck's retirement on February 1, 2019 at a vesting price of 24.97.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

Retirement Agreement with Mr. Lucks

On February 1, 2019, Mr. John Lucks, the Company's Senior Vice President of Sales and Marketing, retired from the Company and entered into a Retirement and Release Agreement (the “Retirement Agreement”) with the Company, setting forth the terms of Mr. Lucks' retirement from his position as Senior Vice President of Sales and Marketing of the Company.

Agreements with Mr. Recatto

We have entered into an employment agreement (the “Employment Agreement”) with Brian Recatto, our President, Chief
Executive Officer and Director, on December 6, 2016, which became effective on February 1, 2017. Under the Employment
Agreement, Mr. Recatto receives an annual base salary of $350,000 and is entitled to an annual target bonus amount equal to
100% of Mr. Recatto’s base salary, with an opportunity to increase the bonus up to 150% of his annual base salary upon meeting certain performance criteria. The Company provided Mr. Recatto with a one-time cash signing bonus of $150,000. Mr.
Recatto also received a restricted stock award of 500,000 shares of common stock, which vests through January 2021 in an amount based on the vesting table below, with the common stock price increase to be determined based on the increase in the price of the Company’s common stock (if any) from the closing price of the common stock as reported by Nasdaq on the employment commencement date ($15.00) and the common stock price on the potential vesting date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vesting date). If the stock price does not increase by $5, then no shares shall vest.

In the event that Mr. Recatto’s employment terminates due to a Change in Control (as defined in the Employment
Agreement) then:

•If Mr. Recatto remains in his position as Chief Executive Officer and the Company remains a public company, Mr.
Recatto’s equity awards will continue to vest pursuant to their terms; and

•If Mr. Recatto is terminated or the Company no longer is a public company in connection with the Change in Control, then a portion of Mr. Recatto’s restricted stock shall vest in an amount based on the vesting table below, with the common stock price increase (if any) to be determined based on an increase in the price of the Company’s common stock from the closing price of the common stock as reported by Nasdaq on the employment commencement date
($15.00) and price of the Company’s common stock as of the Change in Control date (determined by using weighted average closing price of a share of the Company's common stock for the 90-day period ending on the vest Change in
Control date).

Vesting Table(1)
Increase in Stock Price From the Employment Commencement Date to the Vesting Date	Total percentage of Restricted Stock
Less than $5 per share increase	—%
$5 per share increase	25%
$10 per share increase	50%
$15 per share increase	75%
$20 or more per share increase	100%
(1) 62,500 restricted shares vested on June 10, 2019, and 62,500 restricted shares vested on March 14, 2018, from Mr. Recatto's 500,000 restricted stock award granted as part of his employment agreement. See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”
In the event of his death, Disability (as defined in the Employment Agreement), termination without cause or termination for good reason, then the amount of Mr. Recatto’s restricted stock that shall vest shall be determined as of the date of the termination of employment, death or Disability, based on any price increase in the common stock from the employment commencement date to the date of the termination of employment, death or Disability, and then applying such increase (if any)
to the vesting percentage in the table above, with the share price increase being prorated to reflect the portion of time Mr.
Recatto was employed.

In addition, upon a termination without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement), Mr. Recatto shall be entitled to severance compensation equal to one and a half times his base salary then in effect, payable on the Company’s regular payroll terms.

During his employment with the Company and for a period of eighteen months following his termination of employment for any reason, Mr. Recatto is also precluded from engaging or assisting in any business which is in competition with the
Company and from soliciting any Company employee, consultant, vendor or supplier.

Agreements with Mr. DeVita

We have entered into an employment agreement with Mark DeVita, our Chief Financial Officer. The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 90 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. DeVita is entitled to a minimum annual base salary of $285,873 plus benefits and reimbursement of reasonable business expenses. Mr. DeVita's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors. The Company will also provide Mr. DeVita with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company's common stock based on the achievement of certain performance criteria. Mr. DeVita shall also be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate. In the event of termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement), the Company shall provide Mr. DeVita with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve months, and Mr. DeVita may receive a prorated portion of a bonus amount based on the number of whole months in such year the Mr. DeVita was employed prior to his employment termination if a bonus would otherwise have been payable to Executive for the year of Executive’s employment. In the event Mr. DeVita's employment with the Company terminates for any reason, Mr. DeVita agrees and covenants that he will immediately resign, and will be deemed to have resigned from, any and all positions he may hold with the Company or any of its subsidiaries or affiliates. Mr. DeVita has agreed not to compete with us in various markets for twelve months after the termination of his employment for any reason.

Agreements with Ms. Bruce

We have entered into an employment agreement with Ellie Bruce, our Vice President of Business Management and Marketing. The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 90 days prior to the first day of the applicable renewal term. Under the agreement, Ms. Bruce is entitled to a minimum annual base salary of $242,833 plus benefits and reimbursement of reasonable business expenses. Ms. Bruce's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors. The Company will also provide Ms. Bruce with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company's common stock based on the achievement of certain performance criteria. Ms. Bruce shall also be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate. In the event of termination without Cause or resignation for

Good Reason (each as defined in the Employment Agreement), the Company shall provide Ms. Bruce with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve months, and Ms. Bruce may receive a prorated portion of a bonus amount based on the number of whole months in such year the Executive was employed prior to her employment termination if a bonus would otherwise have been payable to Executive for the year of Executive’s employment. In the event Ms. Bruce's employment with the Company terminates for any reason, she agrees and covenants that she will immediately resign, and will be deemed to have resigned from, any and all positions she may hold with the Company or any of its subsidiaries or affiliates. Ms. Bruce has agreed not to compete with us in various markets for twelve months after the termination of her employment for any reason.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his or her employment arrangement with the Company. The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause, or termination by the Company in the event of disability or death of the person is shown below. The amounts shown assume that such termination was effective as of December 28, 2019, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid out can only be determined at the time of termination. The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.” For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable. In February 2019, we entered into the Retirement Agreement with Mr. Lucks upon his retirement. See "Compensation Discussion and Analysis - Retirement of Senior Vice President of Sales and Marketing for information regarding Mr. Lucks.

Name		Base Salary	Bonus	Benefit Continuation(1)	Fair Value of Unvested Stock Awards(2)		Total

Brian Recatto
	without cause	$436,537	$—	$—	$5,409,573		$5,846,110
	for change in control	$436,537	$—	$—	$11,835,000		$12,271,537
	for good reason	$436,537	$—	$—	$5,409,573		$5,846,110
	without good reason	$—	$—	$—	$5,409,573		$5,409,573
	for cause	$—	$—	$—	$—		$—
	disability	$—	$—	$—	$5,409,573		$5,409,573
	death	$—	$—	$—	$5,409,573		$5,409,573

Mark DeVita
	without cause	$300,177	$103,456	$18,843	$—		$422,476
	for change in control	$—	$—	$—	$1,748,929	(3)	$1,748,929
	for good reason	$300,177	$103,456	$18,843	$—		$422,476
	without good reason	$—	$—	$18,843	$—		$18,843
	for cause	$—	$—	$18,366	$—		$18,366
	disability	$—	$—	$18,366	$552,888		$571,254
	death	$—	$—	$18,366	$552,888		$571,254

Ellie Bruce
	without cause	$270,760	$96,188	$13,165	$—		$380,113
	for change in control	$—	$—	$—	$1,748,929	(3)	$1,748,929
	for good reason	$270,760	$96,188	$13,165	$—		$380,113
	without good reason	$—	$—	$11,919	$—		$11,919
	for cause	$—	$—	$11,919	$—		$11,919
	disability	$—	$—	$11,919	$554,276		$566,195
	death	$—	$—	$11,919	$554,276		$566,195

(1)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer's health care plan.

(2)	Amounts reflect the value of unvested stock awards based upon the last reported sales price of the Company's common stock of $31.56 per share, as reported by the Nasdaq Stock Market, on December 28, 2019.

(3)	Includes payout at 100% target of SIP shares granted on April 13, 2018.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board. Our non-employee directors receive annual cash compensation of $47,500 and restricted stock awards having a value of $47,500 on the date of grant. The Chair of the audit committee receives an additional $15,000 annual cash retainer, and the Chairs of the compensation and nominating and governance committees each receive an additional $10,000 cash retainer. The restricted stock awarded to directors vests one year after the date of grant. We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings. We have entered into indemnification agreements with each of our directors.

In fiscal 2019, we provided the following compensation to non-employee directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Bruce Bruckmann	$47,500	$47,500	$95,000
Carmine Falcone	$58,736	$47,500	$106,236
Fred Fehsenfeld Jr.	$47,500	$47,500	$95,000
Charles E. Schalliol	$57,538	$47,500	$105,038
Robert W. Willmschen Jr.	$62,500	$47,500	$110,000
Jim Schumacher (2)	$—	$95,000	$95,000
(1)	Reflects the aggregate grant date fair market value in accordance with FASB ASC Topic 718. In fiscal 2019, 1,765 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services per non-employee director. On the grant date, the fair value of these awards was $20.65 per share based on the last reported sales price of the Company's common stock.

(2)	Mr. Schumacher has elected to receive annual cash compensation in the form of HCCI common stock when quarterly payments are made.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Procedures for Approval of Related Party Transactions

Our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein. The audit committee reviews the material facts of all interested transactions and either approves or disapproves of entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee's next scheduled meeting. In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party's interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

Under its policy, the audit committee pre-approves or ratifies the following categories of interested transactions:

•Any employment by the Company of an executive officer of the Company if:

◦The related compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements or the executive officer is not an immediate family member of another executive officer or director of the Company;

◦The related compensation would be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

•Any compensation paid to a director if the compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements;

•Any charitable contribution by the Company to a charitable organization, foundation, or university at which a related person's only relationship is as a non-executive employee or director if the amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization's total annual receipts;

•Any transaction where the related person's interest arises solely from the ownership of the Company's common stock, and all holders of common stock received the same benefit on a pro rata basis; and

•Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under an indenture, or similar services.

 An “interested transaction” is any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which:

•The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;
•The Company is a participant; and
•Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is:

•A person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director, or nominee for election as a director;

•A greater than 5% beneficial owner of common stock; or

•An immediate family member of the foregoing, which includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law, and anyone residing in such person's home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $100,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), and Fred Fehsenfled in 1999. Since 1999, we have had many transactions with affiliates of Heritage. In fiscal 2019, we generated revenues of $0.7 million from product sales and services with Heritage Environmental Services and made payments of $3.2 million for waste transportation and disposal services, and rent for facility use.

In fiscal 2019, as a result of sales from our Environmental Services segment and our used oil re-refinery, we generated revenues of $1.6 million from Calumet Specialty Products Partners, LP, an affiliate of Heritage and Fred Fehsenfeld.

In addition, in fiscal 2019, we generated revenues of $5.5 million and made payments of $0.2 million with other affiliates of Heritage and Fred Fehsenfeld. We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

 Workers' Compensation

The Company participated in a self-insurance program for workers' compensation with The Heritage Group and several related companies. In connection with this program, payments were made to the shareholder. Expenses paid to the shareholder in fiscal 2019, 2018, and 2017 were approximately $0.3 million, $0.5 million, and $0.9 million, respectively. Our participation in this self-insurance program ended on January 31, 2018.

Employment of Certain Individuals

        In fiscal 2019, the Company employed no individuals receiving more than $120,000 in direct compensation who were immediate family members of a director or executive officer of the Company.

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock. The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings. Heritage's right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license, or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2019 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements, with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by applicable auditing standards of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence, including whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 28, 2019, for filing with the SEC.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member
______________________

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2020. The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2020. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment. Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

 The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2020.

Independent Registered Public Accounting Firm Fees Information

Fees for professional services rendered by our independent registered public accounting firm for fiscal 2019 and 2018 were as follows:

	2019	2018
Audit Fees	$790,751	$756,564
All Other Fees	—	—
Total	$790,751	$756,564

Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company's independent registered public accounting firm to ensure that such services do not impair the firm's independence. This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company's independent registered public accounting firm. The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee. The audit committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically pre-approved by the audit committee no earlier than one year prior to the commencement of the service. In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than $50,000. All requests or applications for services to be provided by the independent auditor must be submitted to our Chief Financial Officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton for non-audit services are compatible with maintaining the nature of the firm's independence and has determined that such services are compatible with the provision of independent audit services. All of the services performed by Grant Thornton in fiscal year 2019 were pre-approved in accordance with the policy adopted by the audit committee as described above.
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PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2019 as listed in the Summary Compensation Table (appearing on page 22 of this Proxy Statement). The Board and the Compensation Committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis,” and "Named Executive Officer Compensation" sections of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2019.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2019 as disclosed in this Proxy Statement.
______________________

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2021 Annual Meeting of Shareholders must be received by the Company no later than November 19, 2020 in order to be considered for inclusion in the Company's Annual Meeting Proxy Statement next year. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive office of the Company. This notice must be delivered to the Company no later than the close of business on January 28, 2021 but no earlier than the close of business on December 29, 2020 to be considered for a vote at next year's annual meeting. The notice must contain the information required by the Company's bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2019 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2019 either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com. Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.” In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123. Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules. Any written request should be directed to Heritage-Crystal Clean, Inc., Attn: Chief Financial Officer, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to participate in the meeting, please sign the proxy and return it in the enclosed stamped envelope.
____________________________________________________

Voting Items

The Board of Directors recommends you vote FOR the following:

1. The election as class III directors all nominees listed below each with terms expiring at the 2023 Annual Meeting (except as marked to the contrary below):

   01) Bruce Bruckmann
   02) Carmine Falcone
   03) Robert W. Willmschen, Jr.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

E97919-P34877

HERITAGE-CRYSTAL CLEAN, INC
2175 POINT Blvd., SUITE 375
ELGIN, IL 60123

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HCCI2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97896-P34877

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERITAGE-CRYSTAL CLEAN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election as class III directors all nominees listed below each with terms expiring at the 2023 Annual Meeting (except as marked to the contrary below):	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Bruce Bruckmann
02) Carmine Falcone
03) Robert W. Willmschen, Jr.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date